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                                                                  EXHIBIT  10.10



                   [PIRINATE CONSULTING GROUP, LLC LETTERHEAD]



May 17, 2000


Michael McGovern
Chief Executive Officer
Coho Energy, Inc.
14785 Preston Road
Suite 860
Dallas, Texas 75240

Dear Michael:

When executed in the space provided below, this letter agreement ("Agreement") shall serve to memorialize the terms and conditions of the retention of PIRINATE Consulting Group, LLC ("PIRINATE") by Coho Energy, Inc. ("Coho") with respect to consulting services to be rendered by PIRINATE to Coho, as follows:

     1. The effective date of the Agreement shall be April 1, 2000. PIRINATE shall provide the personal services of Eugene Davis ("Davis") to Coho with respect to projects assigned by the Board of Directors of Coho ("Board").

     2. Projects assigned to Davis shall include assistance with respect to the operational and financial matters of Coho, resolution of the pending litigation with affiliates of Hicks, Muse and disposition of Coho's interest in its Tunisian concession.

     3. PIRINATE will initially receive a retainer of $15,000 per each month or portion of a month that services are rendered hereunder. The retainer shall cover an average five (5) to six (6) business days' services per calendar month, whether rendered at Coho's Dallas offices or elsewhere, additional days shall be billed at $2500 per day. The retainer is payable in advance and is due by the first day of the month in which services are to be rendered. PIRINATE will provide a monthly invoice for such retainer, which shall be payable on receipt and which will include a statement of the prior month's out-of-pocket expenses to be reimbursed by Coho and charges for any additional days' services provided in such prior month. Any additional days' services beyond the services covered by the monthly retainer and any major expenses must be approved in advance by the Executive Committee of the Board. Any expenses shall be consistent with expense guidelines applicable to senior executives of Coho.

     4. It is recognized that Davis is currently a member of the Board and that any compensation received by Davis with respect to his activities as a Director shall be in addition to and shall not prejudice or be prejudiced by any compensation received or services performed hereunder.


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     5.   PIRINATE and Davis shall maintain all non-public information of Coho as strictly confidential except to the extent otherwise required by applicable law or court order.

     6. Either party may terminate this agreement, with or without cause, upon sixty (60) days prior written notice. Any termination shall be without prejudice to PIRINATE's right to receive retainer payments, payments for additional days' services and reimbursement of expenses for all periods prior to the effective date of such termination.

PIRINATE greatly appreciates the opportunity of assisting you and your management team in creating a stronger and more profitable Coho. Please indicate your acceptance of the foregoing terms and conditions by executing a counterpart of this Agreement in the space provided below and returning same together with the retainer payment for the first month of the engagement to the address set forth above.

Sincerely,


/s/ EUGENE I. DAVIS

Eugene I. Davis
Chairman and Chief Executive Officer


Agreed and accepted this 22nd day of May, 1999 by:
Coho Energy, Inc.



By:  /s/ MICHAEL Y. MCGOVERN
   ----------------------------------------------
     Michael Y. McGovern
     Chief Executive Officer